Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated April 30, 2026 related to the financial statements of Corvex Legacy Holdings, Inc. appearing in Corvex, Inc’s Current Report on Form 8-K filed on May 1, 2026.

/s/ BDO USA, P.C.

BDO USA, P.C.

Potomac, Maryland

July 1, 2026